UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2004 (October 24,
2004)

VERILINK CORPORATION

(Exact name of registrant as specified in charter)

Delaware (State of incorporation)	000-28562 (Commission File Number)	94-2857548 (IRS Employer Identification No.)

127 JETPLEX CIRCLE
MADISON, AL 35758-8989
(Address of principal executive offices / Zip Code)

256.327.2001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.02.	Results of Operations and Financial Condition.

     On October 27, 2004, Verilink Corporation (the “Company”) issued a press release regarding its financial results for the quarter ended October 1, 2004. The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

     The above information in this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

     As a result of its financial results for the quarter ended October 1, 2004, the Company is not in compliance with a financial covenant contained in the Loan and Security Agreement, dated as of April 8, 2004 (“Loan Agreement”) relating to the Company’s $5,000,000 revolving line of credit. Section 6.8(b) of the Loan Agreement requires the Company to maintain a Tangible Net Worth (as defined in the Loan Agreement) of at least $7,000,000 as of the last day of each fiscal quarter. The disclosure contained in this paragraph shall be deemed “filed” for purposes of Section 18 of the Exchange Act and shall be incorporated by reference in filings under the Securities Act or the Exchange Act in accordance with applicable rules thereunder.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     As described in Item 2.02 above, the Company is not in compliance with the tangible net worth financial covenant in the Loan Agreement. As of October 1, 2004, $2,046,000 was outstanding under the line of credit. The Company is in discussions with the lender under the line of credit and intends to seek a modification or other relief from this covenant, although no assurance can be given that any such relief will be provided. A default under the line of credit also constitutes a default under a mortgage note secured by the Company’s facility located at 950 Explorer Boulevard in Huntsville, Alabama, and would permit the lender thereunder to accelerate the mortgage note or foreclose on the property securing the note. As of October 1, 2004, approximately $3,608,000 was outstanding under the mortgage note. To the Company’s knowledge, the lenders have not sought to accelerate such debt, foreclose on the collateral or exercise any of their remedies under the loan documents. See the Company’s Annual Report on Form 10-K for the year ended July 2, 2004 for a description of these loans, the rights of the lenders and potential consequences to the Company, including a description of the line of credit under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Item 2.06.	Material Impairments.

     In accordance with Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), the Company’s management periodically evaluates the carrying value of goodwill and other intangible assets. FAS 142 requires that goodwill and other intangibles be evaluated for potential impairment at least annually or in the event a “triggering event” occurs. Our most recent evaluation, which occurred in the course of preparing our balance sheet as of the close of our first fiscal quarter, has indicated an impairment in the carrying value of its goodwill.

     On October 24, 2004, the Company’s audit committee concluded, upon the recommendation of management, that the Company record an impairment charge related to the carrying value of goodwill totaling approximately $20 million for the quarter ended October 1, 2004. The audit committee made this conclusion as a result of the discounted cash flow analysis completed by an outside firm of the

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Company’s projected revenues, operating results and net cash flows. This goodwill impairment will not result in cash expenditures by the Company.

Item 9.01	Exhibits

99.1   Press Release dated October 27, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION (Registrant)
Dated: October 27, 2004	By:	/s/ C.W. Smith
C. W. Smith
Vice President and Chief Financial Officer

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